Exhibit 99.1

Scripps agrees to sell podcasting business
to SiriusXM for $325 million

July 13, 2020

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) has entered into an agreement with SiriusXM to sell podcast industry leader Stitcher for $325 million, a return of more than double Scripps’ investment in podcasting over the last five years.

The Stitcher company includes three distinct podcast business lines: the Midroll advertising rep firm; owned-and-operated podcast networks including the comedy-focused Earwolf; and the Stitcher podcast listening platform.

Scripps was an early entrant into podcasting, acquiring Midroll in 2015 for $55 million and the Stitcher app in 2016 for $4.5 million. Since then, Stitcher has been a leader in the fast-growing podcast industry, growing revenue at a CAGR of 52% from 2016-19. Stitcher’s 2019 revenue was $72.5 million.

The opportunity for Stitcher and its employees to join a large pure-play audio company ensures it will expand upon its success, Scripps President and CEO Adam Symson said.

“This sale is consistent with Scripps’ track record of growing businesses that capitalize on the evolution of consumers’ media habits and then unlocking shareholder value through spinoffs, exits and continued organic growth,” said Symson. “Over and over, this strategy has proven effective as well as profitable for the company and its shareholders.

“Today’s announcement, and the metrics around this sale, are an affirmation of our investment-for-growth strategy. We are firmly committed to our national businesses and are enthusiastic about the opportunities we see ahead in digital audio, over the top and over the air television.”

Transaction highlights:

•
Sale price of $325 million, with $265 million of cash upfront; earnout of up to $30 million based on 2020 financial results and paid in 2021; earnout of up to $30 million based on 2021 financial results and paid in 2022

•
Full price representing an internal rate of return after taxes in the mid-20% range and cash-on-cash return of more than 2x, which incorporates the purchase prices for Midroll and Stitcher of $59.5 million as well as Scripps’ investments in the business over the last five years

•	Improvement in National Media segment profit and company EBITDA with the elimination of Stitcher annual losses in the high-teens millions of dollars

•
Estimated tax liability of approximately $70 million assuming the full earnout is achieved. Scripps has approximately $190 million of net operating loss carryforwards that would offset about $40 million in 2020 tax liabilities.

•	The move of all Stitcher employees to SiriusXM

“As a result of this transaction, Scripps is improving our leverage ratio through higher company EBITDA and garnering cash we can use toward debt reduction, which continues to be our highest priority,” Scripps Executive Vice President and Chief Financial Officer Lisa Knutson said.

The transaction is expected to close in the third quarter, pending Hart-Scott-Rodino clearance. LionTree Advisors has acted as exclusive advisor to Scripps in the sale process, and BakerHostetler is serving as legal counsel.

Conference call
The senior management of The E.W. Scripps Company will discuss the Stitcher divestiture as well as provide some updates on the local and national businesses during a telephone conference call at 10 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (877) 336-4437 (U.S.) or (234) 720-6985 (international) and give the access code 7221941 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 1 p.m. on July 13 until midnight on July 27. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 8032699. A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K and Form 10-Q, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com